FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST PURCHASES TWO SELF STORAGE

FACILITIES FOR $23 MILLION LOCATED IN TWO BURGEONING MARKETS

FORT LEE, N.J./WESTON, Fla. - February 25, 2010 - In an all-cash transaction, Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT targeting the self storage market - recently acquired two facilities located in Fort Lee, N.J. and Weston, Fla. for a combined purchase price of approximately $23 million.

"These facilities represent newer Class A properties in prime markets," said H. Michael Schwartz, SSTI's chairman and CEO. "Both properties offer the latest generation of secured climate-controlled self storage featuring convenient access to major roads and interstates."

Built in 2000, the Fort Lee facility is situated on a 1.2 acre site located at 550 Main Street in Fort Lee, Bergen County, NJ. The Class A property is 88.2% occupied, offering 965 climate-controlled units. The three-story building offers a three door, drive-in, covered loading/unloading area. Additionally, the property contains a cellular tower, leased to multiple tenants located on the roof.

The Fort Lee facility is located approximately two miles north of Manhattan in close proximity to the George Washington Bridge. The self storage property, which is based in Bergen County, is accessible via the New Jersey Turnpike (I-95) and the Garden State Parkway. The turnpike provides access to upstate New York and New England to the north and Philadelphia and Washington D.C. to the south.

The Weston facility was built in 2005 and is situated on a 1.97 acre site located at 16400 State Road 84 in Weston, Broward County, FL. The four-story building is currently 86.1% occupied and offers 651 climate controlled units.

The city of Weston is located in western Broward County. Primary access to the facility is provided by Interstate 75 and Interstate 595. The Sawgrass Parkway, located just to the north of the facility, connects the area to the Florida Turnpike and Interstate 95. The Weston area is currently in a stage of growth and development, as evidenced by new construction occurring in the overall market. Due to the recent development of the Weston community, the city has become a desirable environment for dining, nightlife and shopping among the community's many shopping plazas.

"The Ft. Lauderdale/Miami market is one where we see opportunity," said Wayne Johnson, senior vice president of acquisitions for SSTI. "We are pleased with the high quality of storage we can provide to the Ft. Lauderdale/Weston market and surrounding region with this acquisition."

Since the launch of the REIT a year and a half ago, the REIT's portfolio of properties has expanded to include 28 properties in 14 states (Georgia, Mississippi, Florida, Virginia, New Jersey, Kentucky, Alabama, Arizona, California, Nevada, Texas, South Carolina, Tennessee and Pennsylvania).

The seller of both properties, Chicago Five Properties, LLC, was represented by CB Richard Ellis.

About Strategic Storage Trust, Inc.

SSTI is a publicly registered ($1 billion of common stock registered) non-traded REIT with a portfolio that currently includes approximately 19,200 self storage units and 2.5 million rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings, which manages a growing portfolio of over 5.9 million square feet of commercial properties, including 4.4 million square feet of self storage facilities, with a combined market value of over $650 million. For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.